Exhibit 99.2

JINGTIAN & GONGCHENG

ATTORNEYS AT LAW

[●]

To:	China Distance Education Holdings Limited

18th Floor, Xueyuan International Tower

1 Zhichun Road

Haidian District

Beijing 100083, China

Ladies and Gentlemen,

We are qualified to practice law in the People’s Republic of China (which, for the purposes of this opinion, excludes the Hong Kong and Macau Special Administrative Regions and Taiwan) (“PRC”). We have acted as PRC counsel to China Distance Education Holdings Limited, a Cayman Islands company (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-1 (No. 333-—) including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the SEC relating to the initial public offering by the Company of American Depositary Shares (“ADSs”), representing ordinary shares of the Company (together with the ADSs, the “Offered Securities”).

In rendering this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us.

We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents provided by the Company and/or its PRC subsidiaries and Beijing Champion.

As used herein, (a) “Governmental Agencies” means all governmental agencies or bodies, courts or any stock exchange authorities of the PRC; (b) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are currently publicly available and effective; (c) “Material Adverse Effect” means a material adverse effect on the condition (financial or other), business, properties, results of operations or prospects of the PRC subsidiaries and Beijing Champion; (d) “Preliminary Prospectus” means any preliminary prospectus with respect to the offering of the ADSs included in the Registration Statement; and (e) “Prospectus” means the prospectus relating to the offering of the ADSs that is first filed pursuant to the SEC Rule 424(b). Capitalized terms used but not defined in this opinion shall have the same meanings as ascribed to them under the Underwriting Agreement dated [—], between the Company and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (as Representatives of the Underwriters) (the “Underwriting Agreement”).

This opinion is rendered on the basis of the PRC Laws effective as of the date hereof. There is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect and any such changes, amendments or replacements may be made by the central or local legislative, administrative and judicial authorities of the PRC and may become effective immediately on promulgation. We do not purport to be expert on and do not purport to be generally familiar with or qualified to express opinions based on any laws other than the PRC Laws and accordingly express or imply no opinion herein based upon any laws other than the PRC Laws.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, we are of the opinion that:

1.	Good Standing. Each of the PRC Subsidiaries has been duly organized and is validly existing as a wholly-foreign owned enterprise with full legal person status under the applicable PRC Laws and its business license is in full force and effect. Beijing Champion has been duly organized and is validly existing as a company with limited liability with full legal person status under the applicable PRC Laws and its business license is in full force and effect. The articles of association and other constituent documents of each of the PRC Subsidiaries and Beijing Champion comply with the requirements of applicable PRC Laws and are in full force and effect.

2.

Full Legal Rights, Power and Authority. Each of the PRC Subsidiaries and Beijing Champion has full legal right, power and authority (corporate and other) to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Disclosure Package and the Prospectus and is duly qualified to transact business in each jurisdiction in which it owns or uses or leases properties, conducts business or in which such qualification is required. Except as disclosed in the Disclosure Package and the Prospectus, each of the PRC Subsidiaries and Beijing Champion has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings (collectively, “Governmental Authorizations”) with, any Governmental Agencies to own, lease, license and use its properties and assets and to conduct its business in the manner presently conducted and as described in the Disclosure Package and the Prospectus. Such Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Disclosure Package and the Prospectus. Except as disclosed in the Disclosure Package and the Prospectus, each of the PRC Subsidiaries and Beijing Champion is in compliance with the provisions of all such Governmental Authorizations in all material respects and to the best of our knowledge after due inquiry, we have no reason to believe that any Governmental Agencies are considering modifying, suspending or revoking any such Governmental Authorizations.

3.	Capitalization. All of the equity interests in each of the PRC Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are legally owned by CDEL Hong Kong, to the best of our knowledge, free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims; except as disclosed in the Disclosure Package and Prospectus, each of the PRC Subsidiaries and their respective shareholder and beneficial owners has obtained all necessary approvals, authorizations, consents and orders and has made all filings that are required under applicable PRC Laws for the ownership interests in each of the PRC Subsidiaries; to the best of our knowledge, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interests in each of the PRC Subsidiaries. All of the equity interests in Beijing Champion have been duly authorized and validly issued, are fully paid and non-assessable and are legally owned by Zhengdong Zhu and Baohong Yin 79% and 21%, respectively, free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims, except for the contractual arrangements set forth in “Related Party Transactions—Agreements Among CDEL Hong Kong, Champion Technology, Champion Education Technology, Beijing Champion and Its Shareholders” of the Disclosure Package (collectively, the “Contractual Arrangement Agreements”); Beijing Champion has obtained all necessary approvals, authorizations, consents and orders, and has made all filings that are required under PRC Laws for the ownership interests of its shareholders and except as disclosed in the Disclosure Package and the Prospectus, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in Beijing Champion, except for those contemplated under the Contractual Arrangement Agreements.

4.	Use of Proceeds. The application of the net proceeds to be received by the Company from the offering as contemplated by the Disclosure Package and the Prospectus will not contravene any provision of applicable PRC Laws, or the articles of association, the business license or other constituent documents of each of the PRC Subsidiaries and Beijing Champion or contravene the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon each of the PRC Subsidiaries and Beijing Champion, or any Governmental Authorizations provided that all necessary material governmental authorizations as described in the Disclosure Package and the Prospectus for such application have been obtained.

5.	Title to Property and Leased Assets. Except as disclosed in the Disclosure Package and the Prospectus, 1) each of the PRC Subsidiaries and Beijing Champion has valid title to all of its material properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions; each lease agreement regarding the land and properties currently used by the PRC Subsidiaries and Beijing Champion, to which each of the PRC Subsidiaries and Beijing Champion is a party is legally executed; 2) the leasehold interests of each of the PRC Subsidiaries and Beijing Champion are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under PRC Laws; and 3) neither any of the PRC Subsidiaries nor Beijing Champion owns, operates, manages or has any other right or interest in any other material real property of any kind.

6.	Guarantees. To the best of our knowledge after due inquiry, there are no outstanding guarantees or contingent payment obligations of each of the PRC Subsidiaries and Beijing Champion in respect of indebtedness of third parties.

7.	No Violation. To the best of our knowledge after due inquiry, except as described in the Disclosure Package and the Prospectus, each of the PRC Subsidiaries and Beijing Champion is not in breach or violation of or in default, as the case may be, under (A) its articles of association, business license or any other constituent documents, (B) any material indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by PRC Laws, (C) any material obligation, license, lease, contract or other agreement or instrument governed by current applicable PRC Laws to which each of the PRC Subsidiaries or Beijing Champion is a party or by which any of them or any of their respective properties may be bound or affected, or (D) any PRC Laws currently applicable to each of the PRC subsidiaries or Beijing Champion in all material respects.

8.	No Adversary Proceedings. There is no official databank in PRC with which we can confirm the status of the Companies in respect of litigation and arbitration or similar procedures. To the best our knowledge after due inquiry and based on the Company’s confirmation, except as described in the Disclosure Package and the Prospectus, they are not the subject or involved in any legal or arbitration or winding up proceedings instituted against them.

9.	Dividends. Under the current applicable PRC Laws, other than those restrictions or requirements as described in the Disclosure Package and Prospectus or procedural formalities required by the competent foreign exchange authorities in PRC, dividends and other distributions declared and payable in Renminbi by any of the PRC Subsidiaries may be payable in foreign currency and may be freely transferred out of PRC, and all such dividends may be paid without the necessity of obtaining any Government Authorization from any Governmental Agencies.

10.

Validity of the Contractual Arrangements. The ownership structures of Beijing Champion and PRC subsidiaries, both currently and after giving effect to this initial public offering, are in compliance with current applicable PRC Laws. The Contractual

Arrangements among CDEL Hong Kong, PRC subsidiaries and Beijing Champion and its shareholders, are valid and binding, will not result in any violation of current applicable PRC Laws, and are enforceable in accordance with their terms and conditions.

11.	Material Contracts. Each of the material contracts listed in Schedule I that are governed by PRC Laws (the “Material Contracts”) (A) has been duly authorized, executed and delivered by the each of the PRC subsidiaries and Beijing Champion; and (B) constitutes a legally valid and binding obligation of the parties therein, enforceable against the parties therein in accordance with its terms and conditions, provided that each of the Material Contracts has been duly authorized, executed and delivered by the parties other than the PRC subsidiaries and Beijing Champion.

12.	Intellectual Property. Except as described in the Disclosure Package and Prospectus and to the best of our knowledge after due inquiry, each of the PRC Subsidiaries and Beijing Champion possesses or possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by it in the ordinary course of business, and to the best of our knowledge after due inquiry, each of the PRC Subsidiaries and Beijing Champion has not received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing.

13.	No Violation regarding the Underwriting Agreement and the Deposit Agreement. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Underwriting Agreement and the Deposit Agreement and the consummation by the Company of the transactions contemplated herein and therein, including the issue and sale of the ADSs and the Underwritten Shares underlying the ADSs under the Underwriting Agreement and the Deposit Agreement, and the compliance by the Company with all of the provisions of the Underwriting Agreement and the Deposit Agreement, (A) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which each of the PRC Subsidiaries and Beijing Champion is a party or by which each of the PRC Subsidiaries and Beijing Champion is bound or to which any of the properties or assets of each of the PRC Subsidiaries and Beijing Champion is bound or to which any of the properties or assets of each of the PRC Subsidiaries and Beijing Champion is subject except for such conflict, breach, violation or default as would not reasonably be expected to have a Material Adverse Effect, (B) do not and will not result in any violation of the provisions of the articles of association, or business licenses or any other constituent documents of each of the PRC subsidiaries and Beijing Champion, (C) do not and will not result in any violation of the provisions of any applicable PRC Laws.

14.

Absence of Further Action. No further licenses, consents, authorizations, approvals, orders, certificates, permits, declarations or filings with, or from any Governmental Agencies is required for (A) the issuance and sale of the ADSs and the Underwritten

Shares represented thereof by the Company under the Underwriting Agreement and the Deposit Agreement, (B) the deposit of the Underwritten Shares represented by the ADSs with the Depositary or its nominee, and (C) the consummation by the Company and the Depositary of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement, as applicable.

15.	M&A Rules. The issuance and sale of the ADSs and the Underwritten Shares underlying the ADSs, the listing and trading of the ADSs on the NYSE or the consummation of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement is not and will not affected by the M&A Rules and Related Clarifications. As of the date hereof, the M&A Rules and Related Clarifications did not and do not require the Company to obtain the approval of the MOFCOM or the approval of CSRC prior to the issuance and sale of the Underwritten Shares and the ADSs, the listing and trading of the ADSs on the NYSE, or the consummation of the transactions contemplated by the Underwriting Agreement, the Deposit Agreement, the Power of Attorney or the Custody Agreement.

The statements set forth in the preliminary Prospectus included in the Disclosure Package and the Prospectus under the captions “Risk Factors—General Risks Relating to Conducting Business in China—If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties,” when taken together with the statements under “Regulation—Regulation of Overseas Listings” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

16.	Absence of Reporting Obligations. Under current applicable PRC Laws, there are no reporting obligations on non-PRC holders of the ADSs or the Underwritten Shares.

17.	No Deemed Residence. As a matter of current applicable PRC Laws, no holder of the ADSs or the Underwritten Shares who is not a PRC resident will be subject to any personal liability, or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in PRC, by virtue only of holding such ADSs or Underwritten Shares. There are no limitations under current applicable PRC Laws on the rights of holders of the ADSs or the Underwritten Shares who are not PRC residents to hold, vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the ADSs or the Underwritten Shares.

18.

Accurate Description of Laws and Documents. The statements set forth in the Preliminary Prospectus included in the Disclosure Package and the Prospectus under the headings “Summary—Corporate Structure,” “Risk Factors,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Related Party Transactions,” “Business,” “Regulations,” “Management,” “Description of Share Capital,” “Enforceability of Civil Liabilities” and “Taxation,” insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by current applicable PRC Laws, are true and accurate, and fairly present or fairly summarize the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein in all material respects; and such statements do not contain an untrue statement of a material fact, and do not contain to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

19.	Submission to Jurisdiction. The submission of the Company to the non-exclusive jurisdiction of the New York Courts, the waiver by the Company of any objection to the venue of a proceeding in a New York Court, the waiver and agreement of the Company not to plead an inconvenient forum, and the agreement of the Company that the Underwriting Agreement and the Deposit Agreement be construed in accordance with and governed by the law of the State of New York will be recognized by PRC courts; service of process effected in the manner set forth in the Underwriting Agreement and the Deposit Agreement will be effective to confer jurisdiction over the PRC subsidiaries, assets and property of the Company in China, subject to compliance with relevant civil procedural requirements under current applicable PRC Laws; and any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement and the Deposit Agreement will be recognized by Chinese courts, subject to compliance with relevant requirements under PRC Laws concerning civil procedure and the conditions as described under the heading “Enforceability of Civil Liabilities” in the Preliminary Prospectus included in the Disclosure Package and the Prospectus.

20.	Validity of Indemnification Provisions. The indemnification and contribution provisions set forth in the Underwriting Agreement and the Deposit Agreement do not contravene the current applicable PRC Laws, and insofar as matters of PRC Laws are concerned, constitute the legal, valid and binding obligations of the Company, enforceable in accordance with the terms therein, provided that if they are governed by laws other than PRC Laws, they are legal, valid and enforceable under the laws expressed to be their respective governing laws, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights; each of the Underwriting Agreement and the Deposit Agreement is in proper legal form under PRC Laws for the enforcement thereof against the Company, subject to compliance with relevant civil procedural requirements; and to ensure the legality, validity, enforceability or admissibility in evidence of the Underwriting Agreement and the Deposit Agreement in PRC, it is not necessary that any such document be filed or recorded with any court or other authority in PRC.

21.

No Stamp Tax. No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Company, any of its current subsidiaries, any Underwriter or the Depositary to the PRC government or any political subdivision or taxing authority thereof or therein in connection with (A) the creation, issuance, sale and delivery of the ADSs and the Underwritten Shares, (B) the deposit with the Depositary of the Underwritten Shares by the Company pursuant to the Deposit Agreement against issuances of the ADSs, (C) the sale and delivery by the Company of the ADSs to or for the accounts of the Underwriters in the manner contemplated in the Underwriting Agreement and the Deposit

Agreement, (D) the execution, delivery and performance of the Underwriting Agreement and the Deposit Agreement by the Company, as applicable, or (E) the sale and delivery by the Underwriters of the ADSs to the initial purchasers thereof in the manner contemplated in the Disclosure Package and the Prospectus.

22.	No Licensing Requirement. The entry into and performance or enforcement of the Deposit Agreement in accordance with their respective terms will not subject the Depositary to any requirement to be licensed or otherwise qualified to do business in PRC, nor will the Depositary be deemed to be resident, domiciled, carrying on business through an establishment or place in PRC or in breach of PRC Laws by reason of entry into, performance or enforcement of the Deposit Agreement.

23.	No Chinese Legal Liability of Depositary. The Depositary will not (absent negligence, bad faith or breach of contract and general principles of agency) be subject to any potential liability under PRC Laws for taking any action contemplated in the Deposit Agreement.

24.	No Sovereign Immunity. Under the applicable PRC Laws, none of the Company or its subsidiaries or Beijing Champion, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

25.	Compliance with PRC Laws. The issuance, sale and delivery of the ADSs and the Underwritten Shares underlying the ADSs by the Company as described in the Disclosure Package and the Prospectus will not conflict with, or result in a breach or violation of, the provisions of any current applicable PRC Laws.

26.

Disclosure. Nothing that concerns the PRC Laws has come to our attention that would lead us to believe that (A) any part of a Registration Statement, including the Rule 430A information (except for financial statements and schedules and other financial data included therein or omitted therefrom, as to which we need make no statement), at the time such Registration Statement became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (B) any part of an ADR Registration Statement, at the time such ADR Registration Statement became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; or (C) the Prospectus (except for financial statements and schedules and other financial data included therein or omitted therefrom, as to which we need make no statement), at the time the Prospectus was issued or at the Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, nothing has come to our attention that would lead us to believe that the documents included in the Disclosure Package and the Prospectus (except for financial statements and schedules and other financial data included therein or omitted therefrom, as to which we need make no statement), as of the Applicable Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Under a circular issued by the China Securities Regulatory Commission on December 3, 2007 regarding the interpretation of Article 11 of “The Measures for the Administration of the Provisions of Securities Legal Services by Law Firms,” we are not permitted to address this opinion to the Underwriters in the Offering. To comply with this circular, we cannot address this opinion to the underwriters and therefore addressed this opinion to the Company only.

This opinion is delivered solely to you and solely for your benefit for the purpose stated herein. It may not be disclosed to or relied upon by anyone else other than those, to whom our prior written permission has been addressed directly, or used, circulated, quoted or otherwise referred to for any other purposes.

Very truly yours,

Jingtian & Gongcheng

Schedule I

Technical Support and Consultancy Services Agreement between Beijing Champion Distance Education Technology Co., Ltd. and Beijing Champion Hi-Tech Co., Ltd., dated May 1, 2004.

Equity Pledge Agreement between Beijing Champion Distance Education Technology Co., Ltd.

and Zhengdong Zhu, dated May 1, 2004.

Equity Pledge Agreement between Beijing Champion Distance Education Technology Co., Ltd.

and Baohong Yin, dated May 1, 2004.

Exclusive Purchase Rights Agreement among China Distance Education Limited, Beijing Champion Hi-Tech Co., Ltd. and Zhengdong Zhu, dated May 9, 2004.

Exclusive Purchase Rights Agreement among China Distance Education Limited, Beijing Champion Hi-Tech Co., Ltd. and Baohong Yin, dated May 9, 2004.

Courseware License Agreement between Beijing Champion Hi-Tech Co., Ltd. and Beijing Champion Distance Education Technology Co., Ltd., dated August 1, 2004.

Software License Agreement between Beijing Champion Education Technology Co., Ltd.

and Beijing Champion Hi-Tech Co., Ltd., dated May 20, 2007.

Courseware Production Entrustment Agreement between Beijing Champion Education Technology Co., Ltd. and Beijing Champion Hi-Tech Co., Ltd., dated May 20, 2007.

Letter of Undertaking from Beijing Champion Distance Education Technology Co., Ltd. to Beijing Champion Hi-Tech Co., Ltd., dated February 13, 2008.

Letter of Undertaking from Zhengdong Zhu and Baohong Yin to Beijing Champion Distance Education Technology Co., Ltd., dated February 13, 2008.

Declaration Letter by Zhengdong Zhu, dated March 24, 2008.

Declaration Letter by Baohong Yin, dated March 24, 2008.

Power of Attorney by Zhengdong Zhu, dated March 25, 2008.

Power of Attorney by Baohong Yin, dated March 25, 2008.

Notice from Beijing Champion Distance Education Technology Co., Ltd. to Beijing Champion Hi-Tech Co., Ltd., Zhengdong Zhu and Baohong Yin, dated March 25, 2008.

Acknowledgement Letter from Zhengdong Zhu and Baohong Yin to the Registrant, dated March 25, 2008.

Acknowledgement Letter from Zhengdong Zhu and Baohong Yin to Beijing Champion Distance Education Technology Co., Ltd., dated March 25, 2008.